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                                                                      EXHIBIT 99
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Investor Release
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FOR IMMEDIATE RELEASE             FOR MORE INFORMATION CONTACT:
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03/14/01                          Investors: Mary Healy, 630-623-6429
                                  Media: Anna Rozenich, 630-623-7316

                                  FOR ACCESS TO CONFERENCE CALL:
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                                  When: 10:00 a.m. CT, Wednesday,
                                  March 14, 2001
                                  Where: http://www.mcdonalds.com

                     McDONALD'S FIRST QUARTER 2001 UPDATE
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OAK BROOK, IL - McDonald's Corporation announced that annual earnings per share in constant currencies* could be 4 to 5 cents lower than previous guidance, primarily due to ongoing business challenges in Europe. The Company anticipates earnings per share for the first quarter of 2001 will be 29-30 cents on a reported basis, and 30-31 cents in constant currencies.

     Jack M. Greenberg, Chairman and Chief Executive Officer, commented, "We anticipated difficult worldwide comparisons in the first quarter due to strong marketing programs last year and the extra day in 2000 due to leap year. However, the effect of consumer concerns regarding the European beef supply has persisted longer than we expected, despite the fact that McDonald's overall safety and quality standards lead the industry and provide the benchmark for safe food around the world.

     "We are taking immediate action to improve financial performance and are optimistic about returning to double-digit earnings per share growth (in constant currencies) for the remaining nine months of the year. In addition to an intense focus on building comparable sales through effective marketing, operations and menu development around the world, we are:

     .  Accelerating menu variety in Europe

     . Strengthening communications to consumers in Europe, including messages about McDonald's high-quality and food safety standards

     . Reviewing worldwide G&A budgets for cost savings opportunities, which may be reinvested in additional sales and profit building activities

     . Reducing 2001 capital expenditures in certain emerging markets that have had significant economic downturns and are not rebounding as quickly as expected
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     "Our optimism for the year is based on these plans as well as an expectation that confidence in the European beef supply will be restored and that we'll see some improvement in weak economic conditions in other parts of the world.

     "McDonald's is a strong company with great prospects, given our brand, customer acceptance, and outstanding owner/operators and suppliers. Over our 46-year history, we have had up and down cycles often driven by external factors. Currently, we are facing a short-term set of difficult circumstances, which will take some time to work through. But none of these short-term challenges have lessened our enthusiasm for the opportunity to bring the McDonald's experience to customers around the world."

     Global Systemwide sales for the first two months of 2001 were $6.2 billion, a 4 percent increase on a constant currency basis, or flat on a reported basis compared with the same period last year. These sales results were tempered by consumer concerns regarding the BSE issue in certain European markets, continuing weak economic conditions in certain markets and difficult comparisons caused by strong marketing programs and the extra trading day in 2000. The reported results were also reduced by weaker foreign currencies, compared with the year ago period, especially the Euro, the British Pound and the Japanese Yen. If foreign currency exchange rates remain constant for the rest of the year, the translation effect on our reported earnings per share for the year would be 2 to 3 cents.

     In Europe, constant currency sales growth was flat for the first two months, compared with a strong 14 percent increase one year ago. Sales in the U.S. grew 4 percent for this period, compared with 6 percent growth last year in this period. Sales in Asia/Pacific, the Company's third largest segment, increased 2 percent in constant currencies for the first two months of 2001, compared with a 12 percent increase one year ago. In Latin America, sales increased 9 percent in constant currencies year-to-date. Sales in the Other segment increased 42 percent in constant currencies for the same period, primarily due to the addition of Boston Market in May 2000.

     Greenberg added, "We believe that our infrastructure, management capability and global reach are significant levers for growth. People all over the world continue to increase their frequency of eating out and McDonald's continues to figure prominently in their choices. Therefore, we continue to be confident in our long-term growth opportunities."
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     In conjunction with its first quarter 2001 update, McDonald's Corporation will webcast its investor conference call over the Internet on Wednesday, March 14 at 10:00 a.m., Central Time. Interested parties are invited to listen by logging on to: http://www.mcdonalds.com/corporate/investor and clicking on "Investor Webcasts" under "Latest News".

     McDonald's is the world's largest and best-known food service retailer, with about 29,000 restaurants in 120 countries serving 45 million people each day.

     Certain forward-looking statements are included in this report. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this report. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: the effectiveness of operating initiatives and advertising and promotional efforts, the effects of the Euro conversion, as well as changes in: global and local business and economic conditions; currency exchange (particularly the Euro) and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; legislation and governmental regulation; and accounting policies and practices. The foregoing list of important factors is not exclusive.

     The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.




*Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, such as Russia, whose functional currency is the U.S. Dollar.

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